Exhibit 99.2

2500 CityWest Boulevard Suite 2200 Houston, TX 77042-3097 (713) 361-2600 (713) 361-2690 fax

Contact:
FOR IMMEDIATE RELEASE	Ronald D. Mogel
Chief Financial Officer
June 12, 2007	(713) 243-2753
Horizon Offshore Agrees to be Acquired
by Cal Dive International
HOUSTON, TX – (June 12, 2007) Horizon Offshore, Inc. (NasdaqGM: HOFF) announced yesterday that it has entered into a definitive merger agreement with Cal Dive International, Inc. (NYSE: DVR). Under the terms of the agreement, Horizon stockholders will receive in the merger, aggregate total consideration equal to 0.625 shares of Cal Dive common stock and $9.25 in cash for each share of Horizon common stock outstanding, or an estimated total of 20.4 million Cal Dive shares and $302.5 million in cash. Based on Cal Dive’s closing stock price on Monday, June 11, 2007, this equates to a transaction value of approximately $19.25 per Horizon share, which represents premiums of approximately 14% to Horizon’s closing price on Monday, June 11, 2007, and approximately 18% to Horizon’s 30-day average trading price. The transaction is valued at approximately $650 million, including approximately $22 million of Horizon’s net debt as of March 31, 2007.
The merger agreement includes a “go shop” provision that allows Horizon until July 27, 2007, to actively solicit alternative acquisition proposals from third parties. After that date, Horizon is not permitted to solicit alternative acquisition proposals and may only respond to certain unsolicited proposals prior to Horizon’s stockholders’ approval of the transaction. If Horizon’s board of directors accepts a superior proposal, it will terminate the merger agreement and would be obligated to pay to Cal Dive a break-up fee of approximately $9.4 million. In accordance with the merger agreement, Horizon, with the assistance of its advisors, intends to actively solicit superior proposals during this period. Horizon advises that there can be no assurance that the solicitation of superior proposals will result in an alternative transaction. Horizon does not intend to disclose developments with respect to the solicitation process unless and until its board of directors has made a decision.
About Horizon Offshore
Horizon Offshore, Inc., headquartered in Houston, Texas, provides marine construction services for the offshore oil and gas and energy industries. The Company’s fleet of nine vessels is used to perform a wide range of marine construction services, including installation and repair of marine pipelines to transport oil and gas and other subsea production systems, and the installation and abandonment of production platforms, in the Gulf of Mexico, Latin America, Southeast Asia/Mediterranean, and West Africa.
Cautionary Statement on Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which represent Horizon’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the factors described from time to time in Horizon’s filings with the Securities and Exchange Commission, copies of which may be obtained free of charge from the SEC’s website at www.sec.gov, or Horizon’s website at www.horizonoffshore.com. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should,” “expects,” “believes,” “anticipates,” “may,” “could,” etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
Risks with respect to the combination of Cal Dive and Horizon include the risk that we will not be able to close the transaction, as well as diversion of management’s attention away from other business concerns. Horizon expects to incur substantial transaction and merger related costs associated with completing the transaction and obtaining regulatory approvals. Expected benefits of the merger may not be achieved in the near term, or at all.
Additional Information
This press release may be deemed to be soliciting material relating to the proposed merger transaction between Cal Dive and Horizon. In connection with the proposed merger, Cal Dive will file a Registration Statement on Form S-4, Horizon will file a proxy statement, and Cal Dive will file an information statement and both companies will file other relevant documents concerning the proposed merger with the SEC. Investors and securities holders of Horizon are urged to read the Form S-4, proxy statement and information statement when they become available because those documents will contain important information about the proposed merger. The definitive proxy statement will be mailed to Horizon stockholders. Investors and security holders may obtain a copy of such documents free of charge from the SEC’s website at www.sec.gov. Copies of such documents may also be obtained free of charge from Cal Dive’s website at www.caldive.com and Horizon’s website at www.horizonoffshore.com.

Participants in the Solicitation
Cal Dive, Horizon and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Horizon’s stockholders in favor of the proposed merger. Information regarding Cal Dive’s directors and executive officers is available in Cal Dive’s proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 9, 2007. Information regarding Horizon’s directors and executive officers is available in Horizon’s proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 24, 2007. Additional information regarding the interests of such potential participants will be included in the proxy statement and information statement, and other relevant documents filed with the SEC when they become available. You can obtain free copies of these documents from Cal Dive or Horizon using the contact information above.